Exhibit 10.54

October 18, 2007

Mr. Heath R. Byrd, Sr.

Re:	Employment Agreement with Sonic Automotive, Inc.

Dear Mr. Byrd:

This letter agreement will confirm our mutual agreement regarding certain terms and conditions of your position of employment with Sonic Automotive, Inc. (the “Company”) to commence as you join the Company on November 19, 2007.

1. You will have the position of Vice President and Chief Information Officer and, as such, you agree to perform the services and duties normally incident to that position, as well as such other duties related thereto as the Chief Financial Officer of the Company or any designee of the Chief Executive Officer of the Company may so direct. You agree to serve the Company in such capacities faithfully and to the best of your ability, on a full time basis, and to diligently and competently perform your duties during your appointment hereunder.

2. During the term of your employment with the Company, you will be entitled to receive such compensation and benefits as follows:

(a) Your current annual base salary will be $235,000 per annum, which shall be payable in accordance with the normal payroll practices of the Company from time to time in effect, and shall be subject to applicable withholding taxes and authorized deductions and payable in arrears in accordance with the payroll policies of the Company in effect from time to time.

(b) During each full year of employment, you shall be entitled to accrue on a pro rata basis up to fifteen (15) days of paid vacation time, beginning on the commencement and subsequent anniversary dates of your beginning employment with the Company. Vacation time may be taken at such times as are appropriate to the business needs of the Company. Any accrued but unused vacation time remaining at the end of a year of employment shall be forfeited.

(c) You will be entitled to receive such medical, hospitalization and life insurance benefits as are provided generally to employees of the Company, and to participate in the Company’s 401(k) plan, and Deferred Compensation Plan, all as in accordance with the personnel policies of the Company in effect from time to time.

(d) You will be reimbursed for all reasonable and customary business-related expenses incurred by you in performing your duties for the Company upon receipt of reasonably itemized vouchers and documentation as required by the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Company policy.

(e) You will be eligible to participate in the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Plan”). Any awards of stock options or other equity to you pursuant to the Stock Plan shall be at the sole discretion and approval of the Compensation Committee of the Company’s Board of Directors. Any awards of stock options or other equity shall be evidenced by a written agreement and shall be subject to the restrictions and the terms and conditions of the Stock Plan and any terms and conditions imposed by the Compensation Committee in its sole discretion.

(f) In addition to the annual base salary as hereinabove provided, as long as you remain employed with the Company, you shall be eligible to receive a cash bonus on an annual basis in recognition of your services to the Company, which cash bonus shall be as determined by the Company in accordance with the Company’s policies in effect from time to time.

3. Subject to the provisions of Section 4 of this letter agreement, the nature of your employment by the Company shall be as an “employee at will” and either you or the Company may terminate your employment for any reason.

4. In the event your employment with the Company is terminated for any reason, you will be entitled to receive your earned and unpaid annual base salary through the effective date of such termination. In addition, in the event that your employment with the Company is terminated by the Company for any reason, other than cause (as defined below), or for no reason (a termination for any reason other than cause or for no reason being hereinafter called a termination “Without Cause”), you will be entitled to receive severance pay in an aggregate amount equal to one-half (1/2) of your annual base salary in effect at such time (the “Severance Amount”). The Severance Amount shall be paid to you, without interest and subject to applicable withholding taxes and other regular payroll deductions, as follows: one-half (1/2) of the Severance Amount shall be paid to you within fifteen (15) days following the date of termination of your employment, and the remaining one-half (1/2) of the Severance Amount shall be paid to you on the last business day of the sixth (6th) full calendar month following the date of termination of your employment. Any severance payable hereunder will be offset against (and will thereby reduce) any other severance to which you might be entitled from the Company pursuant to any agreement or Company policy. You will not be entitled to any severance pay due to your termination of employment for any other reason. You will also be entitled to receive payment for accrued but unused vacation time in accordance with Company policy in effect at the time of termination of employment.

For purposes of this Section 4, the term “cause” shall mean

(i) a material breach of your obligations as set forth herein (other than due to disability), which material breach is not remedied within five (5) business days after receipt of written notice from the Company specifying such a breach;

(ii) conviction of a felony;

(iii) actions involving moral turpitude;

(iv) chronic absenteeism;

(v) any willful or material misconduct, including, without limitation, misconduct involving fraud or dishonesty in the performance of your covenants, duties or obligations under this letter agreement or conduct which is deemed, in the sole judgment of the Company, to be injurious to the Company; or

(vi) illegal use of controlled substances.

5. You agree and acknowledge that the Company is engaged in the business of owning and operating automobile and/or truck dealerships, which business includes, without limitation, the marketing and selling of new and used vehicles and the servicing of automobiles and trucks, including collision repair, and the provision of financing and insurance to automotive customers, including such business as is carried on through subsidiaries of the Company (the “Business”). You further agree and acknowledge that as a result of your employment hereunder, you have and will have access to valuable, highly confidential, privileged and proprietary information relating to the Company’s Business, including, without limitation, existing and future inventory information, customer lists, sales methods and techniques, costs and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, unpublished present and future marketing strategies and promotional programs, unpublished present and future financial information regarding the operating performance of the Company and its subsidiaries, and other information regarded by the Company as proprietary and confidential (the “Confidential Information”). You further acknowledge that the unauthorized use or disclosure by you of any of the Confidential Information would seriously damage the Company in its Business.

In consideration of the provisions of this Section 5, and the compensation and benefits referred to in Section 2 hereof, which you acknowledge are legally sufficient to support enforceability by the Company of your obligations under this Section 5, you agree that during your employment with the Company and after termination of such employment for any reason, you will not, without the Company’s prior written consent, use, divulge, disclose, furnish or make accessible to any third person, company or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of your duties hereunder).

You agree and acknowledge that a breach by you of your obligations under this Section 5 would cause irreparable damage to the Company. You further agree that the Company, in addition to any other rights or remedies which the Company may have, shall be entitled to (i) an injunction restraining you from violating or continuing any violation of your obligations under this Section 5, and/or (ii) to terminate any severance pay payable to you pursuant to Section 4. Such right to obtain injunctive relief and/or terminate severance pay payable to you may be exercised at the option of the Company, concurrently with, prior to, after or in lieu of, the exercise of any other rights or remedies which the Company may have as a result of any such breach or threatened breach.

6. You acknowledge that all files, records, lists, designs, specifications, books, products, plans and other materials owned or used by the Company or any of its subsidiaries in connection with the conduct of the Company’s business shall at all times remain the property of the Company, and that upon expiration or termination of your employment hereunder for any reason, you will immediately surrender to the Company all such materials.

7. This letter agreement and the obligations of the parties hereunder shall be construed, governed and enforced in accordance with the laws of the State of North Carolina. Any dispute or controversy arising out of or relating to this letter agreement shall be settled exclusively by arbitration in Charlotte, North Carolina, in accordance with the terms of the Company’s standard arbitration agreement, which is attached hereto and is incorporated as Exhibit A. This exclusive arbitration remedy shall not apply to the Company’s right to seek injunctive relief or other judicial enforcement of the provisions of Section 5 above.

Kindly sign this letter agreement where indicated to reflect your agreement to its terms.

SONIC AUTOMOTIVE, INC.

By:	/s/ DAVID P. COSPER
	Name:	David P. Cosper
	Title:	Vice Chairman and Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ HEATH R. BYRD
Heath R. Byrd, Sr.

December 19, 2008

Mr. Heath R. Byrd, Sr.

Re:	Amendment to Employment Agreement with Sonic Automotive, Inc.

Dear Heath:

This letter agreement will confirm our mutual agreement regarding the amendment of the employment agreement dated October 18, 2007 (the “Employment Agreement”) between you and Sonic Automotive, Inc. (the “Company”).

In order to address requirements under Section 409A of the Internal Revenue Code of 1986, as amended, we would like to amend your Employment Agreement to delete the fourth sentence of paragraph 4 which reads as follows: “Any severance payable hereunder will be offset against (and will thereby reduce) any other severance to which you might be entitled from the Company pursuant to any agreement or Company policy.”

Except as set forth in this letter agreement, the Employment Agreement is hereby confirmed, as amended hereby, and shall continue in full force and effect.

Kindly sign this letter agreement where indicated to reflect your agreement to its terms.

SONIC AUTOMOTIVE, INC.

By:	/s/ DAVID P. COSPER
	Name:	David P. Cosper
	Title:	Vice Chairman and Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ HEATH R. BYRD
Heath R. Byrd, Sr.